EXHIBIT 99.1

Worthington Industries Names New Chief Financial Officer

COLUMBUS, OH – November 1, 2018 - Worthington Industries (NYSE: WOR) announced today that Joseph Hayek has been named vice president and chief financial officer (CFO).  Andy Rose, previously president and CFO will continue as Company president.

“Joe has made a significant impact over his five years with the Company.  He is a great fit culturally and I know will do an excellent job as CFO,” said Chairman & CEO John McConnell.  “Andy will focus his efforts on refining our business strategy and executing the next phase of our growth.”

Hayek, 46, joined Worthington Industries in April 2014 as vice president of mergers and acquisitions (M&A). In 2017, he was named general manager of the Company’s oil & gas equipment business. Before joining Worthington, Hayek was president of SARCOM, the largest division of PCM, Inc., a $1.5 billion IT solutions provider.  Joe also led PCM’s M&A and investor relations groups as executive vice president during his six years there. In addition, he spent 10 years in investment banking with Raymond James and Wachovia.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year net sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 84 facilities in 11 countries.

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Worthington Industries

November 1, 2018

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

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